December 5, 2001

Securities and Exchange Commission

450 5th Street NW

Washington, DC 20549

Gentlemen:

We have read Item 4 of form 8-K dated December 5, 2001 of AutoFund Servicing, Inc. and are in agreement with the statements made.

Yours truly,

/s/ Wesley Crowley, CPA